UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

May 21, 2021

Date of Report (Date of earliest event reported)

Canadian Pacific Railway Limited

(Exact name of Registrant as specified in its charter)

Canada	001-01342	98-0355078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7550 Ogden Dale Road S.E., Calgary, Alberta,
Canada, T2C 4X9
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (403) 319-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Shares, without par value, of Canadian Pacific Railway Limited	CP	New York Stock Exchange
Common Shares, without par value, of Canadian Pacific Railway Limited	CP	Toronto Stock Exchange
Perpetual 4% Consolidated Debenture Stock of Canadian Pacific Railway Company	CP40	New York Stock Exchange
Perpetual 4% Consolidated Debenture Stock of Canadian Pacific Railway Company	BC87	London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

As previously reported, on March 21, 2021, Canadian Pacific Railway Limited, a Canadian corporation (the “Corporation”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kansas City Southern, a Delaware corporation (“Kansas City Southern”), Cygnus Merger Sub 1 Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Corporation (“Surviving Merger Sub”) and Cygnus Merger Sub 2 Corporation, a Delaware corporation and a direct wholly owned subsidiary of Surviving Merger Sub (“First Merger Sub”), which provided, among other things, that subject to the satisfaction or waiver of the conditions set forth therein (i) First Merger Sub would merge with and into the Kansas City Southern (the “First Merger”), with Kansas City Southern surviving the First Merger as a direct, wholly owned subsidiary of Surviving Merger Sub, and (ii) immediately following the effective time of the First Merger, Kansas City Southern would merge with and into Surviving Merger Sub (the “Second Merger” and, together with the First Merger, the “Transaction”), with Surviving Merger Sub surviving the Second Merger as a direct, wholly owned subsidiary of the Corporation. Immediately following the Second Merger, all of the stock of Surviving Merger Sub, as successor to Kansas City Southern, would be deposited into a voting trust subject to a voting trust agreement, pending final approval of the Transaction by the Surface Transportation Board (the “STB”).

On May 20, 2021, the Corporation announced that it would not make a counterproposal to acquire all the outstanding shares of common stock of Kansas City Southern in response to a competing proposal from Canadian National Railway Company (“CN”) that the Kansas City Southern board of directors had deemed a “Company Superior Proposal” (as defined in the Merger Agreement). On May 21, 2021, Kansas City Southern delivered to the Corporation a written notice terminating the Merger Agreement pursuant to Section 7.1(c)(ii) of the Merger Agreement in order to enter into a definitive agreement with CN (the “CN Agreement”). As a result, the Merger Agreement was terminated on May 21, 2021, and concurrently therewith, Kansas City Southern paid the Corporation a termination fee of $700 million in cash.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K that was filed with the Securities and Exchange Commission by the Corporation on March 22, 2021, and is incorporated herein by reference.

Item 8.01.	Other Events.

On May 21, 2021, the Corporation issued a press release announcing its intention to (i) proceed to prepare and file its application before the STB seeking authority to control Kansas City Southern and its U.S. rail carrier subsidiaries, and (ii) be available to re-engage with Kansas City Southern in the event that the CN Agreement is terminated or CN is otherwise unable to acquire control of Kansas City Southern. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 21, 2021.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANADIAN PACIFIC RAILWAY LIMITED (Registrant)

By:	/s/ Nizam Hasham
Nizam Hasham
General Counsel & Assistant Corporate Secretary

Date: May 27, 2021